Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

First Quarter 2020 Financial Results

Addison, Texas – April 20, 2020 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today reported financial results for the fiscal quarter ended March 31, 2020. The Company's net income available to common shareholders was $6.3 million, or $0.55 per basic share, for the quarter ended March 31, 2020, compared to $7.4 million, or $0.64 per basic share, for the quarter ended December 31, 2019 and $5.3 million, or $0.45 per basic share, for the quarter ended March 31, 2019. In addition to increased net income, earnings per basic share during the first quarter of 2020 compared to the same period in 2019 were partially impacted by our repurchase of 421,887 shares of common stock during the first quarter ending March 31, 2020. Return on average assets and average equity for the first quarter of 2020 were 1.09% and 9.94%, respectively, compared to 1.25% and 11.24%, respectively, for the fourth quarter of 2019 and 0.94% and 9.11%, respectively, for the first quarter of 2019.

"Although we had a solid first quarter in 2020, our thoughts and focus are now with our employees and customers who are impacted by COVID-19.  We have contacted our borrowers and offered relief when needed through both payment deferral and interest only programs.  We are participating in the Paycheck Protection Program and currently have SBA approvals of approximately $176.8 million for PPP loans to small businesses in our communities. We have a significant portion of our employees working from their homes to practice social distancing and reduce the chance of contracting the virus.  We have also contributed to several charities that are on the front lines in our affected communities to help support their response efforts.  These are unprecedented times but our Bank has strong asset quality and capital levels, strong liquidity sources and diversified borrowers who we believe will weather this crisis.  Our Company is built on a solid foundation that will allow us to stand by our customers during this time of need and get through this crisis together," commented Ty Abston, the Company's Chairman and Chief Executive Officer.

Net interest income, before the provision for loan losses, in the first quarter of 2020 and 2019 was $20.6 million and $19.0 million, respectively, an increase of $1.6 million, or 8.2%. Net interest margin, on a taxable equivalent basis, for the first quarter of 2020 and 2019 was 3.87% and 3.64%, respectively. During the period, loan yield decreased from 5.46% for the first quarter of 2019 to 5.32% for the first quarter of 2020, a change of 14 basis points, while the cost of interest bearing deposits decreased from 1.58% to 1.21% during the same period, a change of 37 basis points. Net interest margin, on a taxable equivalent basis, increased from 3.77% in the fourth quarter of 2019 to 3.87% in the first quarter of 2020, primarily due to decreases in the cost of interest-bearing liabilities.

The Bank adopted the Current Expected Credit Losses (CECL) standard (Accounting Standards Update 2016-13 or ASC 326) on January 1, 2020.  The day one impact of adopting CECL resulted in an allowance increase of $4.5 million, or 28.1%, from December 31, 2019.  The day one increase was primarily due to recognizing expected lifetime losses in the portfolio and adding an economic forecast, which was based on our assumption on January 1, 2020 that our nation was at the end of a long economic cycle and a minor recession was likely.   Subsequent to the day one effect, there was a $1.4 million provision for loan losses in the first quarter of 2020, compared to no provision recorded in the fourth quarter of 2019 and $575,000 in the first quarter of 2019.  The $1.4 million provision this quarter consists of approximately $1.0 million that we provided as a result of COVID-19 specifically and the remaining $400,000 was calculated using our standard CECL methodology for loans that were not downgraded in March due to COVID-19.  From March 31, 2020 through the date of this earnings release, we have closely reviewed our loan portfolio and have spoken to most borrowers about their financial hardships, if any.  As a result, we have downgraded additional loans in industries affected by this crisis to appropriate risk ratings given the expected impacts of COVID-19 on those industries.  These downgrades and other portfolio analysis resulted in additional reserves of approximately $4.0 million, which will be added to our allowance for loan losses and expensed in April 2020.  The economic impacts of COVID-19 are still very much unknown. Therefore, the additional reserves we have added, and any future reserves that we may add until the effects of COVID-19 are more clear, are primarily qualitative in nature and may not be allocated to any one loan or group of loans.

Nonperforming assets as a percentage of total loans were 1.00% at March 31, 2020, compared to 0.72% at December 31, 2019, and 0.31% at March 31, 2019. Our nonperforming assets consist primarily of nonaccrual loans, three of which are Small Business Administration (SBA) 7(a), partially guaranteed (75%) loans acquired in our June 2018 acquisition of Westbound Bank with combined book balances of $8.7 million as of March 31, 2020.  Management continues efforts with these borrowers to achieve a return to full performing status; however, all three loans are collateralized by hospitality-focused properties and have been heavily impacted by the COVID-19 crisis, thus limiting available workout options at this time. Excluding these partially guaranteed SBA loans, non-performing assets as a percentage of total loans at March 31, 2020 would be 0.49%.

In response to COVID-19, the Bank is:

•

Participating in the Paycheck Protection Program, administered by the SBA, to provide potentially forgivable loans to small businesses to be used for payroll, utilities, rent and interest.  As of April 17, 2020, we have SBA approvals for loans of $176.8 million, which represents 1,175 loans that impact approximately 21,000 jobs.

•

Working with borrowers to provide hardship relief either through a 3-month payment deferral or up to 6-months of interest only payments.  As of April 17, 2020, we have 321 borrowers with outstanding loan balances of $67.7 million who have requested this relief under the 3-month deferral program, and 203 borrowers with outstanding loans balances of $87.5 million who have requested relief under the up to 6-month interest only program.

•	Suspending foreclosures and repossessions, and waiving overdraft fees, late payment fees and CD early withdrawal penalties through at least June 30, 2020.
•	Assisting current and former customers obtain their stimulus relief checks from the IRS by re-opening closed deposit accounts when requested.
•

Practicing social distancing with both employees and customers.  Our lobbies are temporarily closed and by appointment only, but drive-thrus remain open and employees are contacting customers to assist them with online and mobile banking when desired.  We have also implemented bank-wide work-from-home rotation programs, where possible.

•	Contributing to charities in all communities we serve to assist with COVID-19 crisis relief efforts.

Noninterest income increased $1.4 million, or 39.3%, in the first quarter of 2020, to $5.0 million, compared to $3.6 million for the quarter ended March 31, 2019. The increase from the same quarter in 2019 was due primarily to an increase in the gain on sales of loans of $712,000, or 149.3%, an increase in merchant and debit card fees of $172,000, or 17.9%, an increase in bank owned life insurance income of $60,000, or 38.0%, and an increase in service charge income of $82,000, or 9.9%, during the first quarter of 2020. Other non-interest income increased $262,000, or 44.5%, from the same period in 2019, due primarily to a large SBA fair value adjustment in the first quarter of 2019 that did not occur in the same quarter of the current year.

Noninterest income increased $287,000, or 6.1%, to $5.0 million in the first quarter of 2020, compared to $4.7 million for the quarter ended December 31, 2019. This was primarily attributable to an increase in the realized gain on sale of loans of $409,000, or 52.4%, and increases in fiduciary income of $59,000, or 13.0% from the prior quarter. These gains were partially offset by a $114,000, or 11.2%, decrease in service charge income and a decrease in other noninterest income of $55,000, or 6.1%, from the previous quarter.

Noninterest expense increased $937,000, or 6.1%, in the first quarter of 2020, compared to the first quarter of 2019. The increase in noninterest expense in the first quarter of 2020 was primarily driven by an increase in employee compensation and benefits expense to $9.5 million, a change of $480,000, or 5.3%, from the same quarter of the prior year due to annual salary increases and 6 employees added to support operational growth. Additionally, FDIC insurance assessment fees increased by $162,000, or 490.9%, due to expired benefits realized in the prior year. Software and technology expenses increased by $157,000, or 20.1% compared to the same quarter of the prior year resulting from new software investments to improve online deposit account opening and ATM and debit card expense increased $140,000, or 50.4%. These increases in noninterest expense were partially offset by a decrease in legal and professional fees of $107,000, or 17.1%, compared to the same quarter of the prior year. The company’s efficiency ratio in the first quarter of 2020 was 64.27%, compared to 68.55% in the same quarter last year.

Noninterest expense increased $181,000, or 1.1%, in the first quarter of 2020 to $16.4 million, compared to the quarter ended December 31, 2019. The increase was primarily due to an increase in FDIC insurance assessment fees by $195,000, versus none in the previous quarter, and a $134,000, or 1.4%, increase in employee compensation and benefits. This was partially offset by a $92,000, or 15.1%, decrease in legal and professional fees and a $90,000, or 17.2%, decrease in advertising and promotions from the previous quarter. The company’s efficiency ratio in the first quarter of 2020 was 64.27%, compared to 64.47% in the prior quarter.

Consolidated assets for the company totaled $2.39 billion at March 31, 2020 and $2.32 billion at December 31, 2019, compared to $2.31 billion at March 31, 2019. Gross loans increased 0.7%, or $12.0 million, to $1.72 billion at March 31, 2020, compared to loans of $1.71 billion at December 31, 2019. Gross loans increased 3.8%, or $62.7 million, from $1.66 billion at March 31, 2019.    Deposits increased by 2.2%, or $43.6 million, to $2.00 billion at March 31, 2020, compared to $1.96 billion at December 31, 2019. Total deposits increased 1.9%, or $38.1 million, from $1.96 billion at March 31, 2019. Changes in gross loans and deposits during these periods resulted from regular fluctuations in customer loan and deposit account balances and from organic growth. Shareholders' equity totaled $252.7 million as of March 31, 2020, compared to $261.6 million at December 31, 2019 and $250.3 million at March 31, 2019. The decrease from the previous quarter resulted primarily from the effect of adopting CECL and from repurchase of common stock and payment of dividends, which were partially offset by net earnings during the period.

During the first quarter of 2020, we transferred all of our investment securities classified as held-to-maturity to available-for-sale in order to provide maximum flexibility to address liquidity and capital needs that may result from COVID-19.  We believe these transfers are allowable under existing GAAP due to the isolated, non-recurring and usual events resulting from the pandemic.

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	As of
	2020	2019
	March 31	December 31	September 30	June 30	March 31
ASSETS
Cash and due from banks	$40,354	$39,907	$42,051	$34,823	$40,915
Federal funds sold	81,250	45,246	14,250	46,450	58,000
Interest-bearing deposits	25,324	5,561	2,347	11,162	9,389
Total cash and cash equivalents	146,928	90,714	58,648	92,435	108,304
Securities available for sale	377,062	212,716	221,345	228,714	236,979
Securities held to maturity	—	155,458	156,925	158,915	160,980
Loans held for sale	4,024	2,368	3,841	4,052	1,222
Loans, net	1,696,861	1,690,794	1,720,595	1,678,705	1,640,979
Accrued interest receivable	8,148	9,151	7,825	9,098	8,245
Premises and equipment, net	54,496	53,431	52,956	52,606	52,378
Other real estate owned	605	603	551	535	632
Cash surrender value of life insurance	34,713	34,495	34,280	34,039	26,458
Deferred tax asset	—	—	2,363	2,050	2,167
Core deposit intangible, net	3,639	3,853	4,066	4,279	4,493
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	31,393	32,701	30,467	35,039	33,994
Total assets	$2,390,029	$2,318,444	$2,326,022	$2,332,627	$2,308,991
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	$528,817	$525,865	$528,301	$498,349	$490,206
Interest-bearing	1,471,609	1,430,939	1,435,012	1,485,641	1,472,095
Total deposits	2,000,426	1,956,804	1,963,313	1,983,990	1,962,301
Securities sold under agreements to repurchase	11,843	11,100	11,363	10,814	11,542
Accrued interest and other liabilities	23,645	23,061	23,508	24,265	22,397
Other debt	20,000	—	—	—	—
Federal Home Loan Bank advances	70,614	55,118	60,623	52,127	50,131
Subordinated debentures	10,810	10,810	11,310	11,310	12,310
Total liabilities	2,137,338	2,056,893	2,070,117	2,082,506	2,058,681

Total shareholders' equity	252,691	261,551	255,905	250,121	250,310
Total liabilities and shareholders' equity	$2,390,029	$2,318,444	$2,326,022	$2,332,627	$2,308,991

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended
	2020	2019
	March 31	December 31	September 30	June 30	March 31
STATEMENTS OF EARNINGS
Interest income	$25,252	$25,848	$25,853	$25,553	$25,307
Interest expense	4,683	5,354	5,770	6,267	6,300
Net interest income	20,569	20,494	20,083	19,286	19,007
Provision for loan losses	1,400	—	100	575	575
Net interest income after provision for loan losses	19,169	20,494	19,983	18,711	18,432
Noninterest income	4,961	4,674	4,616	4,110	3,562
Noninterest expense	16,407	16,226	15,435	15,394	15,470
Income before income taxes	7,723	8,942	9,164	7,427	6,524
Income tax provision	1,445	1,573	1,634	1,384	1,187
Net earnings	$6,278	$7,369	$7,530	$6,043	$5,337

PER COMMON SHARE DATA
Earnings per common share, basic	$0.55	$0.64	$0.65	$0.52	$0.45
Earnings per common share, diluted(1)	0.55	0.63	0.65	0.52	0.45
Cash dividends per common share	0.19	0.18	0.18	0.17	0.17
Book value per common share - end of quarter	22.71	22.65	22.19	21.64	21.21
Tangible book value per common share - end of quarter(2)	19.49	19.53	19.05	18.48	18.10
Common shares outstanding - end of quarter	11,128,556	11,547,443	11,534,393	11,560,058	11,803,786
Weighted-average common shares outstanding, basic	11,432,391	11,533,849	11,550,335	11,659,513	11,815,966
Weighted-average common shares outstanding, diluted(1)	11,432,391	11,621,887	11,612,873	11,730,058	11,859,458

PERFORMANCE RATIOS
Return on average assets (annualized)	1.09%	1.25%	1.28%	1.05%	0.94%
Return on average equity (annualized)	9.94	11.24	11.73	9.97	9.11
Net interest margin (annualized)(3)	3.87	3.77	3.71	3.61	3.64
Efficiency ratio(4)	64.27	64.47	62.49	65.74	68.55

(1) Outstanding options and the closing price of the company's stock as of March 31, 2020 had an anti-dilutive effect on the weighted-average common shares outstanding for the quarter ended March 31, 2020; therefore, the effect of their conversion has been excluded from the calculation of the diluted weighted-average common shares outstanding for the period. The diluted EPS has been calculated using the basic weighted-average shares outstanding in order to comply with GAAP.

(2) See Reconciliation of non-GAAP Financial Measures table.
(3) Net interest margin represents the annualized net interest income on a fully tax equivalent basis divided by average interest-earning assets.

(4) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	As of
	2020	2019
	March 31	December 31	September 30	June 30	March 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$297,163	$279,583	$299,714	$286,190	$246,176
Real estate:
Construction and development	263,973	280,498	256,459	231,167	250,852
Commercial real estate	584,883	567,360	581,742	592,945	581,926
Farmland	78,635	57,476	61,073	71,009	72,274
1-4 family residential	400,605	412,166	406,880	391,789	390,618
Multi-family residential	20,430	37,379	58,198	44,699	37,430
Consumer	52,996	53,245	53,315	56,099	56,158
Agricultural	19,314	18,359	18,728	19,721	19,994
Overdrafts	354	329	330	228	275
Total loans(1)(2)	$1,718,353	$1,706,395	$1,736,439	$1,693,847	$1,655,703

	Quarter Ended
	2020	2019
	March 31	December 31	September 30	June 30	March 31
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period(3)	$20,750	$16,394	$15,743	$15,190	$14,651
Loans charged-off	(224)	(221)	(67)	(87)	(78)
Recoveries	22	29	618	65	42
Provision for loan loss expense	419	—	100	575	575
Provision for loan loss expense due to COVID-19	981	—	—	—	—
Balance at end of period	$21,948	$16,202	$16,394	$15,743	$15,190

Allowance for loan losses / period-end loans	1.28%	0.95%	0.94%	0.93%	0.92%
Allowance for loan losses / nonperforming loans	135.2	143.9	150.7	163.2	419.2
Net charge-offs / average loans (annualized)	0.05	0.04	(0.13)	0.01	0.01

NON-PERFORMING ASSETS
Non-accrual loans(4)	$16,232	$11,262	$10,881	$9,645	$3,624
Other real estate owned	605	603	551	535	632
Repossessed assets owned	292	392	500	612	948
Total non-performing assets	$17,129	$12,257	$11,932	$10,792	$5,204

Non-performing assets as a percentage of:
Total loans(1)(2)	1.00%	0.72%	0.69%	0.64%	0.31%
Total assets	0.72	0.53	0.51	0.46	0.23

TDR loans - nonaccrual	$97	$101	$118	$119	$487
TDR loans - accruing	7,220	7,240	7,297	2,278	671

(1) Excludes outstanding balances of loans held for sale of $4.0 million, $2.4 million, $3.8 million, $4.1 million, and $1.2 million as of March 31, 2020 and December 31, September 30, June 30 and March 31, 2019, respectively.

(2) Excludes deferred loan fees of $456,000, $601,000, $550,000, $601,000, and $466,000 as of March 31, 2020 and December 31, September 30, June 30 and March 31, 2019, respectively.

(3) The balance at the beginning of the period ended March 31, 2020 includes a $4.5 million impact of adopting ASC 326.

(4) Restructured loans-nonaccrual are included in nonaccrual loans which are a component of nonperforming loans.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	Quarter Ended
	2020	2019
	March 31	December 31	September 30	June 30	March 31
NONINTEREST INCOME
Service charges	$908	$1,022	$978	$889	$826
Net realized loss on securities transactions	—	—	—	(22)	—
Net realized gain on sale of loans	1,189	780	910	683	477
Fiduciary income	514	455	446	434	425
Bank-owned life insurance income	218	214	247	155	158
Merchant and debit card fees	1,131	1,140	1,096	1,069	959
Loan processing fee income	150	157	157	148	128
Other noninterest income	851	906	782	754	589
Total noninterest income	$4,961	$4,674	$4,616	$4,110	$3,562

NONINTEREST EXPENSE
Employee compensation and benefits	$9,466	$9,332	$8,896	$8,693	$8,986
Occupancy expenses	2,477	2,498	2,448	2,437	2,451
Legal and professional fees	519	611	686	687	626
Software and technology	939	902	885	772	782
Amortization	333	338	342	349	349
Director and committee fees	219	188	220	226	239
Advertising and promotions	433	523	339	408	385
ATM and debit card expense	418	456	310	303	278
Telecommunication expense	180	168	165	169	174
FDIC insurance assessment fees	195	—	—	140	33
Other noninterest expense	1,228	1,210	1,144	1,210	1,167
Total noninterest expense	$16,407	$16,226	$15,435	$15,394	$15,470

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2020			2019
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earnings assets:
Total loans(1)	$1,701,525	$22,517	5.32%	$1,651,608	$22,244	5.46%
Securities available for sale	220,303	1,313	2.40	233,625	1,530	2.66
Securities held to maturity	144,531	956	2.66	162,121	1,028	2.57
Nonmarketable equity securities	9,221	114	4.97	12,128	170	5.68
Interest-bearing deposits in other banks	75,677	352	1.87	57,240	335	2.37
Total interest-earning assets	2,151,257	25,252	4.72	2,116,722	25,307	4.85
Allowance for loan losses(2)	(20,781)			(14,906)
Noninterest-earnings assets	195,142			188,917
Total assets	$2,325,618			$2,290,733
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,475,507	$4,421	1.21%	$1,458,261	$5,673	1.58%
Advances from FHLB and fed funds purchased	23,236	82	1.42	74,700	447	2.43
Other debt	3,407	—	—	—	—	—
Subordinated debentures	10,810	171	6.36	10,310	169	6.65
Securities sold under agreements to repurchase	12,827	9	0.28	11,065	11	0.40
Total interest-bearing liabilities	1,525,787	4,683	1.23	1,554,336	6,300	1.64
Noninterest-bearing liabilities:
Noninterest-bearing deposits	524,263			475,890
Accrued interest and other liabilities	21,649			22,893
Total noninterest-bearing liabilities	545,912			498,783
Shareholders’ equity	253,919			237,614
Total liabilities and shareholders’ equity	$2,325,618			$2,290,733
Net interest rate spread(3)			3.49%			3.21%
Net interest income		$20,569			$19,007
Net interest margin(4)			3.85%			3.64%

(1) Includes average outstanding balances of loans held for sale of $2.4 million and $1.3 million for the three months ended March 31, 2020 and 2019, respectively.
(2) The average allowance for loan losses balance for the period ended March 31, 2020 includes the impact of adopting ASC 326.
(3) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(4) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Net interest margin on a taxable equivalent basis was 3.87% and 3.64% for the three months ended March 31, 2020 and 2019, respectively, using a marginal tax rate of 21%.

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

	As of
	2020	2019
	March 31	December 31	September 30	June 30	March 31
Total shareholders’ equity	$252,691	$261,551	$255,905	$250,121	$250,310
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(3,639)	(3,853)	(4,066)	(4,279)	(4,493)
Total tangible common equity	$216,892	$225,538	$219,679	$213,682	$213,657
Common shares outstanding - end of quarter(1)	11,128,556	11,547,443	11,534,393	11,560,058	11,803,786
Book value per common share	$22.71	$22.65	$22.19	$21.64	$21.21
Tangible book value per common share	19.49	19.53	19.05	18.48	18.10

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 32 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of March 31, 2020, Guaranty Bancshares, Inc. had total assets of $2.4 billion, total loans of $1.7 billion and total deposits of $2.0 billion. Visit gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results will also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the extent and duration of closures of businesses, including our branches, vendors and customers; the operation of financial markets; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; the adequacy of our allowance for loan losses in relation to potential losses in our loan portfolio; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties.  Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC").  We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com